EXHIBIT 12.1


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                    THE COCA-COLA COMPANY AND SUBSIDIARIES
              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (IN MILLIONS EXCEPT RATIOS)


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                                            Year Ended December 31,
                           ----------------------------------------------------
                              1998       1997       1996       1995      1994
                           ----------------------------------------------------
Earnings:

  Income from continuing
     operations before
     income taxes and
     changes in accounting
     principles
                           $  5,198   $  6,055   $  4,596   $  4,328   $  3,728

  Fixed charges                 320        300        324        318        236

  Less: Capitalized
          interest, net         (17)       (17)        (7)        (9)        (5)

        Equity (income)
          loss, net of
          dividends              31       (108)       (89)       (25)        (4)
                           -----------------------------------------------------
     Adjusted earnings     $  5,532   $  6,230   $  4,824   $  4,612   $  3,955
                           =====================================================

Fixed charges:

  Gross interest incurred  $    294   $    275   $    293   $    281   $    204

  Interest portion of
     rent expense                26         25         31         37         32
                          ------------------------------------------------------
     Total fixed charges   $    320   $    300   $    324   $    318   $    236
                          ======================================================

     Ratios of earnings
       to fixed charges        17.3       20.8       14.9       14.5       16.8
                          ======================================================

The Company is contingently liable for guarantees of indebtedness owed by third parties in the amount of $391 million, of which $7 million related to independent bottling licensees. Fixed charges for these contingent liabilities have not been included in the computation of the above ratios as the amounts are immaterial and, in the opinion of Management, it is not probable that the Company will be required to satisfy the guarantees.

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